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                                                                    EXHIBIT 21.1




                           Subsidiaries of the Company


Subsidiary Name                             State of Organization
---------------                             ---------------------

Managed Care Buyer's Group, Inc.            Minnesota



The above subsidiary does business under the name Managed Care Buyer's Group, Inc.